EXHIBIT 10.3
MARATHON PETROLEUM CORPORATION PERFORMANCE UNIT AWARD AGREEMENT 2019 – 2021 PERFORMANCE CYCLE

As evidenced by this Award Agreement and under the Amended and Restates Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Corporation”) has granted to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] performance units (“Performance Units”), conditioned upon the Corporation’s TSR ranking relative to the Peer Group for the Performance Cycle as established by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), and as set forth herein. The Performance Units are subject to the following terms and conditions:

1.Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2.Determination of Payout Percentage. As soon as administratively feasible following the close of the Performance Cycle, the Committee shall determine and certify the TSR Performance Percentile. The final Payout Percentage will be the simple average of the Payout Percentage of the four performance periods, which are as follows:

(i)	January 1, 2019 through December 31, 2019;

(ii)	January 1, 2020 through December 31, 2020;

(iii)	January 1, 2021 through December 31, 2021; and

(iv)	January 1, 2019 through December 31, 2021.
The Committee shall determine the TSR Performance Percentile and the Payout Percentage for each performance period as follows:

(a)First, the Committee shall determine the TSR Performance Percentile, and then the Payout Percentage as follows (using straight-line interpolation between the 30th percentile and the 50th percentile and between the 50th percentile and the 100th percentile:

TSR Performance Percentile	Payout Percentage
Ranked below 30th percentile	0%
Ranked at 30th percentile	50%
Ranked at 50th percentile	100%
Ranked at the 100th percentile	200%

(b)	Notwithstanding anything herein to the contrary, if the Corporation’s TSR calculated for the performance period is negative, then the Payout Percentage for that performance period shall not exceed 100% regardless of the TSR Performance Percentile for the performance period.

(c)Notwithstanding anything herein to the contrary, the Committee has the sole and absolute authority and discretion to reduce the Payout Percentage as it may deem appropriate.

3.Vesting of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 4, 5, 6, 7 or 8, following the Committee’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a payment equal to the Payout Value. The Payout Value shall be distributed 75% in cash and 25% in Common Stock. The number of shares of Common Stock distributed shall be calculated by dividing 25% of the Payout Value by the Fair Market Value of the Common Stock on the date on which the Payout Percentage is certified by the Committee, rounding down to the nearest whole share. The remainder shall be paid in cash. Such payments shall be made as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, between January 1 and March 15 immediately following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 3 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

4.Termination of Employment. Except as provided in Paragraphs 5, 6, 7, or 8, if the Participant’s Employment is terminated prior to the close of the Performance Cycle, the Participant’s right to the Performance Units shall be forfeited in its entirety as of the date of such termination, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.

5.Termination of Employment due to Death. If Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death and the Payout Percentage shall be 100%. The payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 as soon as administratively feasible but in all cases no later than the last day of the calendar year following the calendar year in which the Participant’s death occurs; provided, however, that the timing of the payment shall be determined in the sole discretion of the Board and no other individual or entity shall directly or indirectly designate the taxable year of payment. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

6.Termination of Employment due to Retirement. In the event of the Retirement of the Participant after nine months of the Performance Cycle have elapsed, the Participant’s Performance Units shall be settled based on the performance for the Performance Cycle and payable on a pro-rata basis as determined and certified by the Committee after the close of the Performance Cycle, as described below. Subject to the negative discretion of the Committee, the Participant will be entitled to receive a payment equal to the product of (i) the pro-rata vesting percentage equal to the days of Participant’s Employment during the Performance Cycle divided by the total days in the Performance Cycle and (ii) the Payout Value. Such payment shall be made as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, between January 1 and March 15 immediately following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance

Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 6 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 6.

7.Vesting Upon a Qualified Termination. Notwithstanding anything in this Award to the contrary, upon a Participant’s Qualified Termination prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 4, shall vest in full and the Payout Percentage shall be determined as follows: (i) for the time period from the beginning of the Performance Cycle to the date of the Change in Control, the Payout Percentage shall be based upon actual TSR Performance Percentile; and (ii) for the time period from the date of the Change in Control to the Qualified Termination, the Payout Percentage shall be 100%. A payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3, except that it shall be made 100% in cash and between January 1 and March 15 immediately following the end of the Performance Cycle. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

8.Termination of Employment due to Mandatory Retirement. In the event the Participant’s Employment is terminated as a result of Mandatory Retirement prior to the end of the Performance Cycle, the Participant’s Performance Units shall be settled based on the TSR Performance Percentile for the Performance Cycle. Following the Committee’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a payment equal to the Payout Value. The payment shall be made as soon as administratively feasible following the Committee’s determination and, in any event, between January 1 and March 15 immediately following the end of the Performance Cycle. If, in accordance with the Committee’s determinations under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 8 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following Mandatory Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 8.

9.Conditions Precedent. This Paragraph 9 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Corporation and its Subsidiaries are unique, extraordinary and essential to the business of the Corporation and its Subsidiaries, particularly in view of the Participant’s access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Performance Units under Paragraph 3, the Participant must satisfy the following conditions to and including the vesting date for each applicable annual installment or other applicable portion of the Award, under the vesting provisions in Paragraph 3:

(a)The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc, Chevron Corporation; ExxonMobil Corporation, HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product

Partners; Gas; Genesis Energy, L.P. ; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Gas Equity Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries as in effect from time to time.

(b)The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries.

(c)The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Corporation’s Code of Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)The Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.

(e)The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 9(a), (b), (c) or (d), any unvested and unpaid portion of this Award at the time of such breach shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

10.	Repayment or Forfeiture Resulting from Forfeiture Event.

(a)If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b)If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c)This Paragraph 10 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 10 shall not apply to the Participant following the effective time of a Change in Control.

(d)Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Stock is listed for trading.

11.Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock and cash otherwise payable to the Participant, or from other compensation payable to the Participant (to the extent consistent with Section 409A of the Code), at the time of the vesting and delivery of such cash payment and shares.

12.No Shareholder Rights. The Participant shall in no way be entitled to any of the rights of a shareholder as a result of this Award Agreement unless and until such time as shares of Common Stock have been issued to the Participant in settlement of the Performance Units.

13.Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

14.No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

15.Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

16.Officer Holding Requirement. Participant agrees that any shares received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such shares (net of shares used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

17.	Definitions. For purposes of this Award Agreement:

“Beginning Stock Price” means the average of the daily closing price of common stock for the 20 trading days immediately prior to the commencement of the Performance Cycle, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“Change in Control” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Ending Stock Price” means the average of the daily closing price of common stock for the 20 trading days prior to the end of the Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Mandatory Retirement” means, as determined by the Board of Directors of the Corporation (or its delegate), a Participant’s mandatory retirement under the Marathon Petroleum Corporation Mandatory Retirement Policy, or equivalent thereto, provided such Mandatory Retirement constitutes a separation from service within the meaning of Section 409A of the Code.

“Payout Percentage” means the percentage (from 0% to 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 2, which shall be used to determine the Payout Value.

“Payout Value” means the product of the Payout Percentage, the number of Performance Units, and $1.00.

“Peer Group” means the group of companies that are pre-established by the Committee which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Committee. Such pre-established Peer Group is subject to the following adjustments:

(a)If a member of the Peer Group is substantially acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the performance periods not yet completed and for the entire 36-month Performance Cycle.

(b)If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Cycle unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Cycle.

(c)If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Cycle, unless the newly formed company’s primary business no longer satisfies the criteria for which such member was originally selected as a member of the Peer Group, then in such case the company shall be removed from the Peer Group.

(d)If a member of the Peer Group is delisted on all major U.S. stock exchanges, or is no longer publicly-traded, such company will be removed from the Peer Group for the Performance Cycle.

(e)If any member of the Peer Group splits its stock, such company’s TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.

(f)Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Cycle will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group for performance periods note yet completed and for the entire 36-month Performance Cycle.

In addition, the Compensation Committee shall have the discretionary authority to make other appropriate adjustments in response to a change in circumstances after the commencement of the Performance Cycle that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected. In applying the described adjustments, the event that any adjustment is made to the Peer Group during any Performance Cycle, MPC’s relative TSR ranking within the peer group will be calculated for any incomplete or future performance periods (including the entire 36-month Performance Cycle) as if that company was not a peer at the start of each incomplete performance period. Relative TSR ranking for performance periods completed prior to the removal of the peer will not be recalculated.

“Performance Cycle” means the period beginning on January 1, 2019 and ending at the close of December 31, 2021.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Retirement” means (a) for a Participant with ten or more years of Employment, termination on or after the Participant’s 50th birthday, or (b) termination on or after the Participant’s 65th birthday, provided that such termination constitutes a separation from service within the meaning of Section 409A of the Code.

“Total Shareholder Return” or “TSR” means for the Corporation and each entity in the Peer Group, the number derived using the following formula:

(End Stock Price – Beginning Stock Price) + Cumulative Dividends
Beginning Stock Price

“TSR Performance Percentile” means the percentile ranking of the Corporation’s Total Shareholder Return for a performance period among the Total Shareholder Returns of the Peer Group companies, ranked in descending order, for the performance period as determined at the end of the Performance Cycle.

Marathon Petroleum Corporation

By
Authorized Officer